Exhibit 5(b)



                                        REID & PRIEST
                                    40 West 57th Street
                                 New York, New York 10019







                                                                 (212) 603-2114


                                                December 5, 1994


          The Montana Power Company
          40 East Broadway
          Butte, Montana  59701

          Dear Sirs:

                    With respect to the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on or about the date hereof, contemplating the sale of 85,000 shares of its Common Stock (the "Stock"), we are of the opinion that:

                    1. The Company is a corporation duly organized and validly existing under the laws of the State of Montana and qualified to do business in the States of Idaho and Wyoming.

                    2. The Stock has been legally and validly issued and is fully paid and nonassessable.

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied as to matters of Montana law upon the opinion addressed to you, of even date herewith, of Michael E. Zimmerman, Esq., Vice President and General Counsel of the Company and a member of the Bar of the State of Montana.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and the use of our name, as counsel, therein.

                                             Very truly yours,

                                             /s/ Reid & Priest

                                             REID & PRIEST